Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Infinity Augmented Reality, Inc. and its Subsidiary (formerly known as Absolute Life Solutions, Inc. and its Subsidiary) (a company in the development stage) (collectively referred to as the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 2, 2013, with respect to our audits of the consolidated financial statements of Infinity Augmented Reality, Inc. and its Subsidiary (formerly known as Absolute Life Solutions, Inc. and its Subsidiary) (a company in the development stage) as of August 31, 2012 and 2011and for the years ended August 31, 2012 and 2011appearing in the Annual Report on Form 10-K of Infinity Augmented Reality, Inc. and its Subsidiary (formerly known as Absolute Life Solutions, Inc. and its Subsidiary) (a company in the development stage) for the year ended August 31, 2012 .

/s/ Marcum llp

Marcum llp

New York, NY

May 9, 2013